UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 11, 2005

Stericycle, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-21229	36-3640402
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification Number)

28161 North Keith Drive
Lake Forest, Illinois    60045
(Address of principal executive offices including zip code)

(847) 367-5910
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d- 2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Stericycle, Inc. (the "Company") has entered into a preliminary settlement, dated November 11, 2005, to resolve class action litigation by the minority shareholders of the Company's majority-owned subsidiary, 3CI Complete Compliance Corporation ("3CI"), in which 3CI has joined with the class as a plaintiff. This litigation is pending in state court in Louisiana (Robb, et al. v. Stericycle, Inc., et al., First Judicial District Court, Caddo Parish, Louisiana [No. 467704-A]) (the "Louisiana Litigation").

Under the terms of the preliminary settlement, the Company has agreed to pay a total of $32,500,000 in cash to a trust fund to be established by a claims administrator approved by the court for the purpose of (i) settling all claims in the Louisiana Litigation and in related litigation in state court in Texas (3CI Complete Compliance Corporation v. Waste Systems, Inc., et al., 269th Judicial District, Harris County, Texas [No. 2003-46899]), (ii) canceling or otherwise acquiring all of the shares of 3CI common stock held by members of the plaintiff class and (iii) paying court-approved administrative expenses and legal fees.

The parties to the preliminary settlement intend that, through the settlement, the Company will acquire sufficient shares of 3CI common stock so that, with the shares that the Company and one of its subsidiaries already own, the Company will own 90% or more of 3CI's outstanding common stock. The Company's ownership of 90% or more of 3CI's outstanding common stock would enable the Company to acquire the balance of the outstanding 3CI common stock through a "short-form" merger under Delaware law.

The preliminary settlement has been approved by the Company's board of directors and will be incorporated in a definitive settlement agreement and submitted for approval to the court in the Louisiana Litigation.

A copy of the press release that the Company issued on November 17, 2005 is filed with this report as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

The following exhibit is filed with this report:

99.1 Press release issued November 17, 2005.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 17, 2005.

Stericycle, Inc.

By /s/ Frank J.M. ten Brink

Frank J.M. ten Brink

Executive Vice President and

Chief Financial Officer

EXHIBIT INDEX
Exhibit Number	Description
Exhibit 99.1	Press Release dated November 17, 2005.